Exhibit 3.4

AMENDMENT NO. 3 dated as of August 17, 2006 (this “Amendment”), to the Trust Agreement (the “Trust Agreement”) dated as of November 10, 1998, as amended, among THE BANK OF NEW YORK, not in its individual capacity but solely as Managing Trustee (the “Managing Trustee”) of the Pemex Project Funding Master Trust (the “Trust”), THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Delaware Trustee (the “Delaware Trustee”) and Petróleos Mexicanos (“Pemex”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, Section 11.1 of the Trust Agreement provides that the Managing Trustee and Pemex may amend the Trust Agreement;

WHEREAS, Pemex has requested that the Managing Trustee amend the Trust Agreement to provide that a Pemex Subsidiary may assign to the Trust pursuant to the terms of an Assignment Certificate issued under the Assignment and Indemnity Agreement, and the Trust may directly pay, certain expenditures of a Pemex Subsidiary that qualify as expenditures of a Proyecto de Infraestructura Productiva de Largo Plazo (Long-Term Productive Infrastructure Project) formerly known as Proyecto de Impacto Diferido en el Registro del Gasto (Investment Project with Deferred Impact on the Expense Register) or “PIDIREGAS” under Article 18 of the Ley General de Deuda Pública (General Law of Public Debt) of Mexico and Article 32 of the Ley Federal de Presupuesto y Responsabilidad Hacendaria (Federal Law of Budget and Fiscal Accountability) of Mexico; and

WHEREAS, Pemex has requested that the Managing Trustee amend the Trust Agreement to provide that the Trust may finance infrastructure projects of Pemex-Petroquímica that are classified by the relevant governmental bodies in Mexico as eligible for treatment as a PIDIREGAS under Article 18 of the Ley General de Deuda Pública (General Law of Public Debt) (or any successor provision) of Mexico and Article 32 of the Ley Federal de Presupuesto y Responsabilidad Hacendaria (Federal Law of Budget and Fiscal Accountability) (or any successor provision) of Mexico, the payment obligations under which are assigned by Pemex-Petroquímica to the Trust pursuant to the terms of an Assignment Certificate issued under the Assignment and Indemnity Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Amendment of the Definition of “Assignment Certificate”. The definition of “Assignment Certificate” in Section 1.1 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Assignment Certificate” means a certificate substantially in the form attached to the Assignment and Indemnity Agreement as Annex A-1 or Annex A-2 delivered to the Managing Trustee by Pemex and a Pemex Subsidiary pursuant to the Assignment and Indemnity Agreement assigning to the Trust the Designated Obligations specified therein.

SECTION 2. Amendment of the Definition of “Designated Obligation”. The definition of “Designated Obligation” in Section 1.1 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Designated Obligation” means (i) each payment obligation or set of payment obligations under a Qualified Contract that is assigned by a Pemex Subsidiary to the Trust pursuant to the terms of an Assignment Certificate issued under the Assignment and Indemnity Agreement and (ii) each payment obligation or set of payment obligations of a Pemex Subsidiary (A) that qualifies as a PIDIREGAS expenditure under Article 18 of the Ley General de Deuda Pública (General Law of Public Debt) (or any successor provision) of Mexico and Article 32 of the Ley Federal de Presupuesto y Responsabilidad Hacendaria (Federal Law of Budget and Fiscal Accountability) (or any successor provision) of Mexico and (B) is assigned by such Pemex Subsidiary to the Trust pursuant to the terms of an Assignment Certificate issued under the Assignment and Indemnity Agreement.

SECTION 3. Amendment of the Definition of “Pemex Subsidiary”. The definition of “Pemex Subsidiary” in Section 1.1 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Pemex Subsidiary” means Pemex-Exploración y Producción, Pemex-Refinación, Pemex-Gas y Petroquímica Básica and Pemex-Petroquímica.

SECTION 4. Amendment of the Definition of “Qualified Contract”. The definition of “Qualified Contract” in Section 1.1 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Qualified Contract” means each public works, acquisition, lease or service contract entered into by a Pemex Subsidiary pursuant to the Ley de Adquisiciones, Arrendamientos y Servicios del Sector Público (Law of Acquisitions, Leases, and Services of the Public Sector) of Mexico, as amended from time to time, or the Ley de Obras Públicas y Servicios Relacionados con las Mismas (Law of Public Works and Related Services) of Mexico, as amended from time to time, in connection with an infrastructure project classified by the relevant governmental bodies in Mexico as eligible for treatment as a Proyecto de Infraestructura Productiva de Largo Plazo (Long-Term Productive Infrastructure Project) or “PIDIREGAS” under Article 18 of the Ley General de Deuda Pública (General Law of Public Debt) (or any successor provision) of Mexico and Article 32 of the Ley Federal de Presupuesto y Responsabilidad Hacendaria (Federal Law of Budget and Fiscal Accountability) (or any successor provision) of Mexico, the payment obligations under which are assigned by such Pemex Subsidiary to the Trust pursuant to the terms of an Assignment

SECTION 5. Effectiveness. This Amendment shall become effective upon the date of the receipt of the written consent to this Amendment from the Japan Bank for International Cooperation.

SECTION 6. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of law rules).

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

SECTION 8. Amendment. Except as specifically amended or modified hereby, the Trust Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Trust Agreement shall, on and after the date hereof, be deemed to refer to the Trust Agreement as amended hereby.

SECTION 9. Trustee Disclaimer. Neither the Delaware Trustee not the Managing Trustee shall be responsible for the validity or sufficiency of this Amendment, nor for the recitals contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the date first above written.

THE BANK OF NEW YORK, not in its individual capacity, except as expressly set forth herein, but solely as Managing Trustee

By	/s/ James Fevola
Name: James Fevola
Title: Vice President

PETRÓLEOS MEXICANOS

By	/s/ Juan José Suárez Coppel
Name: Juan José Suárez Coppel
Title: Chief Financial Officer

THE BANK OF NEW YORK (Delaware), not in its individual capacity, except as expressly set forth herein, but solely as Delaware Trustee

By	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

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